Exhibit 3.2

HEALTHCARE TRUST OF AMERICA, INC.

ARTICLES OF AMENDMENT

Healthcare Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to decrease the par value of the shares of Class A Common Stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.02 per share to $0.01 per share.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth above is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:01 p.m. on December 15, 2014.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of December, 2014.

ATTEST:	HEALTHCARE TRUST OF AMERICA, INC.

/s/ Robert A. Milligan	By:	/s/ Scott D. Peters
Robert A. Milligan		Scott D. Peters
Secretary		Chief Executive Officer